Exhibit 99.1

Lieutenant General, USAF (Ret.) and Industry Executive, Judith A. Fedder,
Appointed to the Board of Directors of AerSale

CORAL GABLES, FL, July 8, 2022 – AerSale Corporation (NASDAQ: ASLE) (“the “Company”) announced today that Judith A. Fedder, Lieutenant General, USAF Retired, has been appointed to the Board of Directors of the Company, effective July 1, 2022.

General Fedder served as Deputy Chief of Staff for Logistics, Installations and Mission Support, Headquarters U.S. Air Force, Washington, D.C. at the time of her retirement after nearly 35 years of active duty Air Force service. In that role, she was responsible to the Air Force Chief of Staff for leadership, management and integration of Air Force logistics readiness, aircraft, munitions, and missile maintenance, with emphasis on combat readiness and weapon system availability. Her portfolio also included setting policy and preparing budget estimates for Air Force civil engineering and security forces functions.

Following her military career, General Fedder was a Senior Director at The Boeing Company for Global Sales and Marketing, Integrated Logistics, Boeing Defense. In that role, she secured capture of after-market services for military fighter and helicopter platforms and supply chain. She is currently a Senior Advisor at the Boston Consulting Group.

General Fedder graduated from Michigan State University in 1980 with a Bachelor of Science degree and holds an MBA from the Florida Institute of Technology. She is also a distinguished graduate of the Air Force Reserve Officer Training Corps program, and her active duty career included leading and commanding aircraft maintenance units. General Fedder served as the Sub-Unified Commander of U.S. Forces Azores and commanded the 76th Maintenance Wing aircraft depot at Tinker AFB, Oklahoma, leading over 9,000 employees in the maintenance, repair, and overhaul of military aircraft, engines, and components.

Nicolas Finazzo, AerSale’s Chief Executive Officer, said, “We are pleased to welcome Judith to our Board of Directors. Judith joins AerSale with an impressive background in the Aerospace industry, including a strong military career in the Air Force and leadership positions at OEM manufacturers. We believe AerSale will greatly benefit from her knowledge and expertise and we look forward to working together.”

A resident of Charleston, SC, General Fedder is a member of the Board of Directors of GelSight, Inc. and the Institute for Defense & Business, a nonprofit education and research institute in Chapel Hill, NC. She also served as a member of the Defense Advisory Committee for Women in the Services and is an Emeritus Member of the Board of Governors for Civil Air Patrol. General Fedder is a former Presidential appointee to the Board of Visitors for the U.S. Air Force Academy as well as recipient of the Michigan State University Distinguished Alumni Award in 2014.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Craig Wright

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com